Exhibit 99.1

COMPLIANCE CERTIFICATE

        This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the “Agreement”) dated as of September 1, 2004, by and among the Registrant, Hyundai Motor Finance Company, as seller and servicer (the “Servicer”), Hyundai ABS Funding Corporation, as depositor, and Citibank, N.A., as indenture trustee. The undersigned hereby certifies that:

1)     I am a duly authorized officer of the Servicer.

2)     I have made, or have caused to be made under my supervision, a review of the activities of the Servicer from September 1, 2004 through December 31, 2004 (the “Relevant Period”) and of the Servicer’s performance of its obligations under the Agreement during the Relevant Period.

3)     Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement throughout the Relevant Period.

IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 29th day of March, 2005.

Dated: March 29, 2005	HYUNDAI MOTOR FINANCE COMPANY, as Servicer

By: /s/ David A. Hoeller Name: David A. Hoeller Title: Vice President, Finance

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